Consent of Qualified Person

The undersigned consents, on behalf of P&E Mining Consultants Inc., to:

a)
The filing of the Technical Report Summary, effective March 24, 2025, with respect to the San José de Gracia Project (the “TRS”) as an exhibit to the Annual Report on Form 10-K dated April 1, 2026 for DynaResource, Inc. for the year ended December 31, 2025 (the “Report”);

b)
The use of and references to the undersigned’s name, including the undersigned’s status as an expert or “Qualified Person” (as defined in Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission) in connection with Sections 1.1, 1.2, 1.3, 1.4, 1.5, 1.6, 1.7, 1.9, 1.10, 1.11, 1.13, 1.14, 1.15, 1.16, 1.17,, 2, 3, 4, 5, 6, 7, 8, 9, 11, 12, 13, 15, 16, 17, 18, 19, 20, 21, 22.1, 22.2, 22.3, 22.4, 22.6, 22.7, 22.8, 22.10, 22.11, 22.12, 22.13, 22.14, 22.15.1.1, 22.15.1.3, 22.15.1.4, 22.15.1.5, 22.15.2.1, 22.15.2.2, 22.15.2.3, 22.15.2.5, 23.1, 23.2, 23.3, 23.4, and 24 of the TRS and corresponding disclosures in the Report; and

c)
Any extracts or summaries of the TRS included or incorporated by reference in the Report, and any information derived, summarized, quoted or referenced from the TRS, or portions thereof, that was prepared by the undersigned, that the undersigned supervised the preparation of and/or that was reviewed and approved by the undersigned, that is included or incorporated by reference in the Report.

Dated:	April 1, 2026

{SIGNED AND SEALED} [Eugene Puritch]
Name:	Eugene Puritch, P.Eng., FEC, CET
Title:	President of P&E Mining Consultants Inc.